Exhibit (1)(i)

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION

                              The PBHG Funds, Inc.

     The PBHG Funds, Inc., a Maryland corporation (the "Corporation"), having its principal office in the City of Baltimore, certifies that:

          First: The Corporation's Board of Directors in accordance with Section 2-605(a)(4) of the Maryland General Corporation Law and Article V Section 5.4 of the Articles of Incorporation has adopted a resolution classifying and redesignation the current class of shares of the "Trust Class Shares" as the "Advisor Class Shares" for each of the Corporation's fourteen (14) series, subject to each such class of shares having the same voting powers, preferences, other rights, qualifications, restrictions, limitations and terms and conditions of redemption, as currently set forth in Article V, Section 5.5 of the Articles of Incorporation and is limited to a change expressly permitted by Section 2-605(a)(4) of the Maryland General Corporation law without action of the Corporation's shareholders.

          Second: The said amendment has been approved and authorized by the affirmative vote of a majority of the entire Board of Directors of the Corporation and is limited to a change expressly permitted by Section 2-605(a)(4) of the Maryland General Corporation Law without action of the Corporation's shareholders.

          Third: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

     IN WITNESS WHEREOF, The PBHG Funds, Inc. has caused these Articles of Amendment to be executed in its name and its behalf by one of its Vice Presidents and its corporate seal to be affixed and attested by its Secretary on this 30th day of June, 1997.

[CORPORATE SEAL]                                 The PBHG Funds, Inc.

                                                 By: /s/ Brian Bereznak
                                                     ------------------------
                                                         Brian Bereznak
                                                         Vice President

Attest:  /s/ John M. Zerr
         -----------------------
             John M. Zerr
             General Counsel and
               Secretary


                  The undersigned, Vice President of THE PBHG FUNDS, INC., who executed on behalf of said Corporation the foregoing Articles of Amendment to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to the Articles of Incorporation to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the mattes and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                                     /s/ Brian Bereznak
                                                     ------------------------
                                                         Brian Bereznak
                                                         Vice President
Dated:  June 30, 1997




                                        3